EXHIBIT 10.2

October 21, 2009

Mr. Patrick W.M. Imeson
Elkhorn Goldfields Inc.
P.O. Box 370657
Denver, CO  80237

Re:	Letter of Intent (“LOI”) dated September 30, 2009 between Elkhorn Goldfields Inc. (“Elkhorn”) and Apollo Gold Corporation (“Apollo”)

Dear Pat,

Further to the LOI, via this side letter, Apollo would like to clarify the following points:

1)           The last sentence of the LOI indicates that the parties are now prepared to “commence the due diligence process.”  Since you are 50% owner of the existing joint venture at Montana Tunnels and are in possession of 100% of all information concerning the assets, the parties hereby agree that there is no need for any further due diligence by Elkhorn.

2)           Future payments required under the LOI must be in the form of a wire transfer of immediately available funds that must be received by Apollo on or before 5 PM (Denver time) on the applicable due date.  There will be no grace period for any late payments and, per the terms of the LOI, any late payments will result in the termination of the LOI and the retention by Apollo of non-refundable payments specified in the LOI.

3)           If the LOI or the definitive agreement is terminated due to a default, the original JV agreement will remain in full force.  For clarification, if Apollo Gold’s right to sell their 50% is exercised and the 60 day notice to Elkhorn Tunnels to match the third party offer is given, Elkhorn agrees that the language to “pay promptly” will now mean within 30 days after Elkhorn notifies Apollo Gold that they will match the third party offer.

Please signify your agreement to the terms of this letter by signing below and returning an executed copy of this letter to me.  Upon such delivery, this letter will become a binding agreement between Apollo and Elkhorn.

Sincerely,

APOLLO GOLD CORPORATION

By:	/s/ R. David Russell
Name:	R. David Russell
Its:	Chief Executive Officer and President

Agreed and accepted this 21st day of October, 2009:

ELKHORN GOLDFIELDS INC.

By:	/s/ Patrick W.M. Imeson
Name:	Patrick W.M. Imeson
Its:	Chairman